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                       September 28, 2022

       Brian Becker
       Chief Financial Officer
       A10 Networks, Inc.
       2300 Orchard Parkway
       San Jose, CA 95131

                                                        Re: A10 Networks, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed on March 8,
2022
                                                            File No. 001-36343

       Dear Mr. Becker:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology